                                                          EXHIBIT 23.2

                           CONSENT OF INDEPENDENT AUDITORS

          We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 2 -56437, pertaining to the Employee Stock Purchase Plan, No. 2-91285, pertaining to the 1981 Stock Incentive Plan, Nos. 33-20932 and 33-30229, pertaining to the Guaranteed Stock Plan, and the unnumbered one filed on July 18, 1994 pertaining to the 1991 Stock Incentive Plan) of Barnes Group Inc. of our report dated January 28, 1994 with respect to the consolidated financial statements of Barnes Group Inc. for the year ended December 31, 1993, included in the Annual Report on Form 10-K for the year ended December 31, 1995.



                                                     /s/ ERNST & YOUNG LLP
                                                         ERNST & YOUNG LLP


          Hartford, Connecticut
          March 4, 1996